UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2019

LIQUIDIA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38601	20-1926605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01              Entry into a Material Definitive Agreement.

On June 26, 2019, Liquidia Technologies, Inc., a Delaware corporation (the “Company”), announced that it has entered into Amendment No. 3 (the “Third Amendment”) to the Inhaled Collaboration and Option Agreement, dated as of June 15, 2012, as amended (the “Agreement”), with Glaxo Group Limited (“GSK”).  Pursuant to the Third Amendment, the Company may propose to GSK the research, development and commercialization by the Company of “Additional Liquidia Respiratory Products” (“ALRPs”, as defined therein). The Third Amendment also provides for three such ALRPs which have been approved by GSK.  Any further potential ALRP that the Company proposes to research, develop and commercialize shall be requested no more frequently than quarterly and is subject to GSK approval, with such consent not to be unreasonably withheld. If GSK does not object to such a proposal within 90 days from the date of receipt, such proposal shall be deemed to be approved.

If the Company desires to grant a license or any rights to its interest in any ALRP to a third party, then it shall first notify GSK of such desire in writing, describing or providing, as the case may be, (a) in reasonable detail the scope of the license it is interested in granting to a third party from whom the Company has received a documented unsolicited offer, or (b) a full dataset from a Phase 1 clinical trial of the ALRP (the “ROFN Notice”) and GSK thereafter shall have the exclusive right of first negotiation to obtain an exclusive, worldwide sublicensable license to the Company’s interest in the ALRP, as applicable, and any other intellectual property rights then controlled by the Company that are necessary or reasonably useful for the making, having made, use, sale, offering for sale or importation of products in the Inhaled Field (as defined in the Agreement). The parties shall negotiate in good faith for 90 days (the “Negotiation Period”) from the receipt of the ROFN Notice.  If the parties fail to reach a binding written agreement for the exclusive license by the end of the Negotiation Period, then the Company shall be free to enter into a license with any third party, subject to the milestones and royalties described below.

In the event the Company is unable to execute an agreement with a third party within six months after the expiration of the Negotiation Period, then the ROFN in favor of GSK shall be reinstated if such ROFN was triggered by an unsolicited third party licensing offer prior to the completion of a full data set from a Phase 1 clinical trial. If such ROFN was triggered by a full data set from a Phase 1 clinical trial, then the ROFN will not be reinstated.

With respect to the first three ALRPs that the Company develops and commercializes itself, milestone payments will be due to GSK upon (i) the first dosing of the first patient in the first Phase 3 clinical trial, (ii) approval of the New Drug Application or Biologics License Application, as applicable, by the U.S. Food and Drug Administration, (iii) approval of the Marketing Authorization Application by the European Medicines Agency, and (iv) achievement of certain specified sales levels. With respect to the next three ALRPs that the Company develops and commercializes itself, these milestones payments shall be reduced by 50%, and no milestone payments shall be due for any such ALRPs subsequently developed and commercialized by the Company. In addition, the Company shall pay to GSK tiered single-digit royalties on any sales of such ALRPs.  Furthermore, should the Company enter into a third-party collaboration agreement with respect to any ALRP, in addition to the milestones and royalties described above, the Company shall pay to GSK a specified single-digit percentage of any revenues the Company receives from such third party.

Pursuant to the Third Amendment, the Company is also responsible for, among other things, (i) providing GSK with written reports on an annual basis which summarize the Company’s material activities with respect to the development of ALRPs, and (ii) providing GSK with quarterly reports setting forth the net sales of each ALRP on a country-by-country basis and the royalties due on each such ALRP, commencing with the calendar quarter in which the first commercial sale of any “Product” (as defined in the Agreement) and/or any ALRP is made anywhere in the world.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference. A copy of the Company’s press release relating to the Third Amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

10.1*	Amendment No. 3 to the Inhaled Collaboration and Option Agreement, effective as of June 24, 2019, by and between Liquidia Technologies, Inc. and Glaxo Group Limited.

99.1	Press Release of Liquidia Technologies, Inc., dated June 26, 2019.

* Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2019	Liquidia Technologies, Inc.

	By:	/s/ Richard D. Katz, M.D.
		Name:	Richard D. Katz, M.D.
		Title:	Chief Financial Officer